Exhibit 8.2

December 17, 2004

Board of Directors
W Holding Company, Inc.
19 West McKinley Street
Mayagüez, Puerto Rico 00680

RE: FORM 8-K

Ladies and Gentlemen:

     In connection with the issuance under the Securities Act of 1933, as amended (the “Act”), of up to 3,076,800 shares of the 6.70% Noncumulative Monthly Income Preferred Stock, 2004 Series H ($50 Liquidation preference per share) of W Holding Company, Inc., a financial holding company organized under the laws of the Commonwealth of Puerto Rico, we hereby confirm to you that the disclosure set forth under the heading “Taxation – Puerto Rico Taxation” in the prospectus supplement dated December 16, 2004 (the “Prospectus Supplement”), subject to the limitations set forth therein, is an accurate discussion of the principal Puerto Rico tax consequences to investors who purchase such securities in the offering described in the Prospectus Supplement.

     We hereby consent to the utilization of this opinion in connection with the filling of Form 8-K, and to the references to us under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
ADSUAR MUÑIZ GOYCO & BESOSA, P.S.C.

/s/ Fernando Goyco-Covas By: Fernando Goyco-Covas